Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-219064) and related Prospectus of ANGI Homeservices Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 21, 2017, with respect to the consolidated financial statements of Angie’s List, Inc., and the effectiveness of internal control over financial reporting of Angie’s List, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
August 28, 2017